MICROMED NAMES ROBERT J. BENKOWSKI CHIEF EXECUTIVE

OFFICER

HOUSTON (May 1, 2007) – MicroMed Cardiovascular, Inc. (OTCBB:MMCV) Board of Directors have announced their unanimous approval of Mr. Robert (Bob) Benkowski as the new Chief Executive Officer for the Corporation replacing interim CEO Clifford zur Nieden.

“It is with great pleasure and with the full confidence and approval of the Board of Directors that I announce the promotion and appointment of Mr. Benkowski to Chief Executive Officer from his current role as Chief Operating Officer for which he assumed responsibility in September 2006”, said Mr. Clifford zur Nieden, Chairman of the Board of Directors.

Bob joined Micromed Technology in August 1996 as Director of Engineering and was promoted to Vice President of Engineering in April 2000. In December 2005, Bob assumed additional executive management responsibilities as Senior Vice President of Engineering and Operations.

Bob has demonstrated executive management skills and an in-depth knowledge of the DeBakey VAD® which began in 1990 while working at NASA’s Johnson Space Center on the prototype VAD design for which he was co-inventor. Subsequently, Bob supported the Baylor College of Medicine as a member of Dr. DeBakey’s medical team during the pioneering days of VAD development and initial transition to use in clinical settings.

“The past sixteen years of demonstrated excellence in the performance of his professional responsibilities, clear understanding of the business environment, valued relationships with Physician Key Opinion Leaders, and comprehensive understanding of the technical challenges and opportunity facing MicroMed Cardiovascular in the future make Bob the best person for the CEO responsibility he now assumes. Our corporate mission is to lead in the innovation of heart failure therapies to improve patient quality of life. Bob is the leader chosen to accomplish our mission”, said Mr. Clifford zur Nieden, Chairman of the Board.

“I am privileged to have the opportunity to lead MicroMed in the commercialization of NASA technology focused on saving human lives. We have state-of-the-art technology, a world class manufacturing facility, and a dedicated, professional team that is passionate about making MicroMed a leader in the cardiovascular market”, said Mr. Benkowski, CEO.

About MicroMed Cardiovascular, Inc.

The DeBakey VAD® is a miniaturized ventricular assist device (VAD) which was jointly developed by the famed heart surgeon Dr. Michael E. DeBakey, Dr. George Noon, and the National Aeronautics and Space Administration (NASA). The DeBakey VAD® is an

implantable axial flow device designed to provide long term, improved quality of life for patients who suffer from severe heart failure. It is the only device that provides accurate, real-time flow measurement improving the clinicians’ patient care. It is CE-Mark approved in Europe for Bridge-to-Transplant (BTT), Destination Therapy (DT), and pediatric use with the DeBakey VAD® Child. The DeBakey VAD® is undergoing an IDE BTT clinical study in the U.S. and the DeBakey VAD® Child is the only FDA approved pediatric ventricular assist device. To date, more than 400 patients have been implanted worldwide.

Forward-looking statements in this release regarding MicroMed Cardiovascular, Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

For more information please visit our website at www.micromedcv.com

Contact

Allison K. Wehner

Marketing and Corporate Communications Coordinator

Phone: (713) 580-8270

Fax: (713) 838-9214

awehner@micromedcv.com

The MicroMed DeBakey VAD® is an investigational device and is limited by federal law for investigational use in the United States.